Macquarie Infrastructure Company LLC	EXHIBIT 99.1
125 W. 55th Street
22nd Floor
New York, NY 10019
USA

Media Release
MACQUARIE INFRASTRUCTURE COMPANY ANNOUNCES ACQUISITION OF OFF AIRPORT PARKING FACILITIES
NEW YORK, October 4, 2005 — Macquarie Infrastructure Company (NYSE: MIC) announced that it completed the acquisition of six off-airport parking facilities. The acquisition consists of sites in Buffalo, Columbus, Houston, Oklahoma City, Philadelphia and St. Louis. The total purchase price of the six facilities was $64.9 million, plus approximately $4 million of acquisition costs (including pre-funded reserves) and $1 million of pre-funded capital expenditures.
“This transaction represents a significant in-fill opportunity for MIC’s off-airport parking business”, said Peter Stokes, Chief Executive Officer of MIC. “The acquisition of these sites allows us to leverage our off-airport parking business into several attractive new markets and to add to our already strong position in two markets in which we have a presence” he added. The added sites will be re-branded as Avistar Airport Parking facilities over the next several months.
With the additional facilities, MIC now operates 30 off-airport parking sites in 19 airport markets around the U.S. The nationwide network of sites is the largest in the off-airport sector of the parking industry.
The transaction was structured as an asset sale and financed with a combination of $21.2 million of cash and $48.7 million of new, non-recourse debt. The company has $10.0 million of additional capacity under the debt facility with which to finance additional parking facilities and with this transaction has fully deployed the “greenshoe” proceeds raised in its IPO. MIC management expects that the acquisition will be immediately yield accretive.
About Macquarie Infrastructure Company
MIC owns, operates and invests in a diversified group of infrastructure businesses, which provide basic, everyday services, in the United States and other developed countries. Its initial businesses and investments consist of an airport services business (Atlantic and AvPorts), an airport parking business (PCAA and Avistar) and a district energy business (Thermal Chicago and Northwind Aladdin), a 50% interest in the company that operates the Yorkshire Link Shadow toll road and investments in South East Water, a UK regulated water utility and in Macquarie Communications Infrastructure Group.
For further information, please visit the Company’s website, www.macquarie.com/mic

For further information, please contact:

Investor Enquiries	Media Enquiries
Jay A. Davis	Alex Doughty
Investor Relations	Corporate Communications
Macquarie Infrastructure Company	Macquarie Infrastructure Company
(212) 231-1825	(212) 231-1710
Australian banking regulations that govern the operations of Macquarie Bank Limited and all of its subsidiaries, including the Company’s manager, require the following statements. Investments in Macquarie Infrastructure Company Trust are not deposits with or other liabilities of Macquarie Bank Limited or of any Macquarie Group company and are subject to investment risk, including possible delays in repayment and loss of income and principal invested. Neither Macquarie Bank Limited nor any other member company of the Macquarie Group guarantees the performance of Macquarie Infrastructure Company Trust or the repayment of capital from Macquarie Infrastructure Company Trust.